Exhibit 99.1

Newmark Announces Completion of Spin-Off from BGC Partners

NEW YORK, NY – November 30, 2018 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”, or the “Company”), which, through subsidiaries, operates a leading full-service commercial real estate services business, today announced that BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC”) had completed its previously announced distribution of all of the shares of Newmark held by BGC to stockholders of BGC.1 BGC distributed these Newmark shares through a special pro rata stock dividend (the “Spin-Off” or the “Distribution”).

The Spin-Off was effective as of 12:01 a.m., New York City time, on November 30, 2018 (the “Distribution Date”) to BGC stockholders of record as of the close of business on November 23, 2018 (the “Record Date”). Based on the number of shares of BGC Partners Class A common stock outstanding as of the close of business on the Record Date, stockholders of BGC Partners Class A common stock received 0.463895 of a share of Newmark Class A common stock in the Distribution for every one share of BGC Partners Class A common stock held as of the Record Date.2 Following the Spin-Off, BGC no longer held any shares of Newmark.

Additional Information Regarding the Spin-Off Transaction

Newmark’s Class A common share count increased from approximately 139 million shares to approximately 155 million shares and float increased from approximately 23 million shares to approximately 150 million shares in connection with the Spin-Off.3 The Newmark shares that were distributed were delivered in book-entry form, and BGC Partners stockholders who hold their shares of BGC Class A common stock through brokers or other nominees will have their shares of Newmark Class A common stock credited to their accounts by their brokers or other nominees. The Spin-Off is intended to qualify as generally tax free to BGC stockholders for U.S. federal income tax purposes.

Goldman Sachs & Co. LLC, Cantor Fitzgerald & Co. and BofA Merrill Lynch served as financial advisors to BGC in connection with the Spin-Off, while Wachtell, Lipton, Rosen & Katz and Morgan, Lewis & Bockius LLP served as legal advisors.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

[1]

This includes the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off.

[2]

The ratio of shares of Newmark Class B common stock distributed in the Distribution in respect of each share of BGC Partners Class B common stock (which is not publicly traded) outstanding on the Record Date is identical. The distribution ratio was determined based on the respective number of shares of BGC Class A and Class B common stock outstanding on the Record Date and the respective number of shares of Newmark Class A and Class B common stock held by BGC immediately prior to the effective time of the Distribution.

[3]

The float is defined as Class A common shares not owned by Cantor Fitzgerald, L.P. or its affiliates or by the executive officers and directors of Newmark. BGC’s stockholders received cash in lieu of any fraction of a share of Newmark common stock that they otherwise would have received.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “NMRK”. Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Ujjal Basu Roy, Kelly Collar, or Jason McGruder

+1 212-610-2426

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